CONFIDENTIAL                                          JULY 26, 2000


                                LOCK-UP AGREEMENT

To  the  principal  shareholder  (the  "Principal  Shareholder")  of  Bissett  &
Associates   Investment  Management  Ltd.  listed  in  Schedule  "A-1"  and  the individual (the "Individual") listed in Schedule "A-2"


Dear Sirs:

This letter agreement (the "Agreement"), together with the acquisition agreement dated July 26, 2000 among the parties listed in such agreement (the "Acquisition Agreement"), sets out the terms and conditions upon which Franklin Resources, Inc. ( "Purchaser") will cause its wholly-owned subsidiary, FTI Acquisition Inc. (the "Offeror") to make an offer (the "Offer") on the terms set forth in the Acquisition Agreement for all of the issued and outstanding common shares (the "Common Shares") of Bissett & Associates Investment Management Ltd. (the "Corporation").

This Agreement also sets out the terms and conditions of the agreement by the Principal Shareholder to deposit irrevocably and unconditionally under the Offer the 500,000 Common Shares owned beneficially and of record by the Principal Shareholder (the "Shareholder Securities") and sets out the obligations and commitments of the Principal Shareholder and the Individual in connection therewith.

1.   THE OFFER

     (a) TIMING - The Purchaser agrees to cause the Offeror to make the Offer for 100% of the Common Shares on or before August 15, 2000.

     (b) CONDITIONS PRECEDENT - Notwithstanding Section 1(a), the Offeror shall not be required to make the Offer (and the Purchaser may, without prejudice to any other rights, by notice to the Principal Shareholder and the Individual, terminate this Agreement) if any of the conditions to the making of the Offer as set forth in the Acquisition Agreement are not satisfied or waived by the Offeror in writing.

     (c) DIVIDEND - The Acquisition Agreement provides that the Board of Directors of the Corporation shall be permitted to declare a dividend of $0.48 per Common Share, with such to be paid to shareholders of record immediately prior to the time that any Common Shares are taken up under the Offer.

2.   REPRESENTATIONS AND WARRANTIES

     (a) REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER - The Principal Shareholder hereby represents and warrants that, as of the date hereof and as of the date the Offeror first takes up Common Shares pursuant to the Offer:

          (i) of the Common Shares now owned or over which control or direction is exercised by it, certain of such Common Shares as set forth in Schedule "B" attached hereto (the "1998 Escrowed Shares") are held in escrow by Montreal Trust Company of Canada (the "Escrow Agent") pursuant to an escrow agreement dated June 4, 1998 (the "1998 Escrow Agreement"), a copy of which has been provided to the Offeror. The Principal Shareholder agrees to use its best efforts to make or cause to be made within three business days from the execution of the Agreement, an application (the "Escrow Relief Application") to the applicable regulatory authorities to obtain regulatory approval to allow the Escrow Agent to deposit the 1998 Escrowed Shares under the Offer (the "Escrow Relief") as soon as practicable following receipt of the required regulatory approval, but in any event, not later than the expiry date of the Offer, provided such regulatory approval has been received and the Offer has not been withdrawn or terminated.

          (ii) it is a corporation that is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; has all necessary power, authority, capacity and right, and has received all requisite approvals (including any necessary approval of its shareholders), and, subject to the making of the Escrow Relief Application, has made any required filings to enter into this Agreement and to complete the transactions contemplated hereby and that, upon the due execution and delivery of this Agreement by the Purchaser, this Agreement shall be duly executed and delivered by the Principal Shareholder and shall be a valid and binding agreement enforceable by the Purchaser against the Principal Shareholder in accordance with its terms. subject to the qualification that such validity, binding effect and enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owed by it may be limited under applicable law; and (vii) the enforceability of any waiver of statutory rights may be limited by applicable law;

          (iii)it is the sole legal and beneficial owner of the Shareholder Securities set forth opposite its name on Schedule "B" to this Agreement and has, subject to the terms of the 1998 Escrow Agreement, the exclusive right to dispose of such Shareholder Securities as provided in this Agreement and, subject to the receipt of the regulatory approvals referred to in Schedule "C" to the Acquisition Agreement, is not a party to, bound or affected by or subject to, any charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement;

          (iv) subject to the granting of the Escrow Relief, the Shareholder Securities to be acquired by the Offeror from it pursuant to the Offer will be acquired with good title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever; and

          (v) except for the 1998 Escrow Agreement, it is not a party to or bound by any indenture, mortgage, lease or agreement which would be violated, contravened, breached by, or under which default would occur or which would otherwise be impaired as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement if the result of such violation, contravention, breach, default or impairment, individually or in the aggregate, would materially adversely affect the Principal Shareholder or the Purchaser;

     (b) REPRESENTATIONS AND WARRANTIES OF THE INDIVIDUAL - The Individual hereby represents and warrants that, as of the date hereof and as of the date the Offeror first takes up Common Shares pursuant to the
          Offer:

          (i) he or she is of full age of majority and is legally competent to execute this Agreement and to take all action pursuant hereto; has received all requisite approvals, and has made any required filings, to enter into this Agreement and to complete the transaction contemplated hereby and that, this Agreement has been duly executed and delivered by the Individual and shall be a valid and binding agreement enforceable by the Purchaser against the Individual in accordance with its terms, subject to the qualification that such validity, binding effect and enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owed by it may be limited under applicable law; and (vii) the enforceability of any waiver of statutory rights may be limited by applicable law;

          (ii) the persons listed in Schedule "A-2" and "A-3" are the legal and beneficial owners of all of the issued and outstanding shares of the Principal Shareholder, there are no other issued and outstanding shares or any rights to acquire, exchange for or convert into shares outstanding, and none of such persons nor, to his or her knowledge, the Principal Shareholder is a party to, bound or affected by or subject to, any charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

          (iii)none of the persons described in Schedule "A-2" or "A-3" nor the Principal Shareholder is a party to or bound by any indenture, mortgage, lease or agreement which would be violated, contravened, breached by, or under which default would occur or which would otherwise be impaired as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement if the result of such violation, contravention, breach, default or impairment, individually or in the aggregate, would materially adversely affect the Principal Shareholder or the Purchaser;

     (c) REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER AND THE INDIVIDUAL - Each of the Principal Shareholder and the Individual hereby represents and warrants to the Purchaser and the Offeror that the representations and warranties of the Corporation set forth in
          Article 4 of the Acquisition Agreement are true and correct as of the date of such agreement and will be true and correct as of the date the Offeror first takes up Shares pursuant to the Offer, in each case with the same effect as if the representations and warranties were repeated in their entirety in this Agreement.

     (d) REPRESENTATIONS AND WARRANTIES OF THE PURCHASER - The Purchaser hereby represents and warrants that (i) the Purchaser is, and the Offeror will be at the date of the Offer, a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;
          (ii) the Purchaser has all necessary power, authority, capacity and right, and has received, or at the time it takes up and pays for Common Shares pursuant to the Offer will have received all requisite approvals (including, without limitation, any necessary approval of its shareholders), to enter into this Agreement and to complete the transactions contemplated hereby (iii) no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby; (iv) the execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder will not result in a violation or breach of any provisions of: (A) the Purchaser's articles or by-laws; or (B) subject to the receipt of requisite regulatory approvals, any law, regulation, order, judgment or decree; in each such case, other than any such violations or breaches that will not, individually or in the aggregate, have an adverse effect on the ability of the Purchaser to fulfil its obligations under this Agreement; (v) the Purchaser now has and the Offeror will have at the date of the Offer and until the Offeror has paid for all of the Common Shares acquired by it pursuant to the Offer financing immediately available to make the Offer on the terms as contemplated hereby and to purchase all outstanding Common Shares (on a fully-diluted basis)
          which may be deposited pursuant to the Offer and to pay all related fees and expenses; and (vi) upon the due execution and delivery of this Agreement by the Principal Shareholders and the Individuals this Agreement shall be a valid and binding agreement enforceable by the Principal Shareholder against the Purchaser in accordance with its terms subject to the qualification that such validity, binding effect and enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owed by it may be limited under applicable law; and (vii) the enforceability of any waiver of statutory rights may be limited by applicable law.

3.   COVENANTS OF THE PRINCIPAL  SHAREHOLDER AND INDIVIDUAL

     (a) GENERAL - The Principal Shareholder and the Individual jointly and severally covenant that until the Offeror has taken up and paid for the Common Shares under the Offer or abandoned the Offer, she, he or it will:

          (i)  not  solicit,  initiate  or  encourage  enquiries,   submissions,
               proposals or offers from any other person, entity or group relating to, and will not participate in any negotiations regarding or furnish to any other person, entity or group any information with respect to, or otherwise cooperate in any way with or assist or participate in, or facilitate or encourage any effort or attempt with respect to:

               (1) the direct or indirect acquisition or disposition of all or any Common Shares; or

               (2) any amalgamation, merger, sale of any part of the Corporation's assets, take-over bid, reorganization, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving the Corporation or assets which could materially adversely affect (a) the successful completion of the Offer, or (b) individually or in the aggregate, the value of the Common Shares;

          (ii) exercise the voting rights attaching to each of the Shareholder Securities and otherwise use her, his or its commercially reasonable best efforts to oppose any proposed action by: (1) the Corporation, its shareholders or others which might reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Offer, or (2) the Corporation or its shareholders, to change the business, assets, operations, capital, affairs, financial condition, licences, permits, rights or privileges, whether contractual or otherwise or prospects of the Corporation which in the sole judgement of the Purchaser, acting reasonably in the circumstances could, individually or in the aggregate adversely affect the value of the Common Shares to the Purchaser or the Offeror; and

          (iii)use her, his or its best efforts to (i) assist the reasonable requests of the Purchaser and the Offeror to successfully complete the transactions contemplated by this Agreement, including the Offer, and (ii) as requested by the Purchaser and the Offeror, cause the Corporation to comply with its obligations under the Acquisition Agreement.

     (b) ACTION BY INDIVIDUAL SHAREHOLDER - The Individual hereby agrees to take all action necessary to cause the Principal Shareholder to perform its obligations under this Agreement and to indemnify and save harmless the Purchaser and the Offeror in the event of the failure of the Principal Shareholder to so perform its obligations.

     (c) FIDUCIARY QUALIFICATION - The foregoing provisions of this Section 3 shall not in any way prevent any person that is the director or officer of the Corporation or that is in a fiduciary capacity to the Principal Shareholder, from acting in any manner which such person believes, acting reasonably, is necessary or appropriate in the discharge of his fiduciary duties or statutory obligations and provided further that if such person is a director or officer of the Corporation, the foregoing provisions of this Section 3, shall not in any way prevent such person from acting in a manner as instructed or authorized by the board of directors of the Corporation in the discharge of their fiduciary duties in accordance with the Acquisition Agreement.

     (d) RESIGNATION - The Individual shall resign as a director of the Corporation effective at the time and in the manner requested by the Purchaser, after the Offeror takes up and pays for the Shareholder Securities.

     (e) ESCROW AGREEMENT - The Principal Shareholder shall enter into an escrow agreement substantially in the form attached to this Agreement as Schedule "C" (the "2000 Escrow Agreement") forthwith upon the Trustee (as defined therein) agreeing to the terms thereof, and in any event prior to the making of the Offer by the Offeror.

     (f) 1998 ESCROWED SHARES - In the event that the Escrow Relief is not obtained prior to the time the Offeror takes up any Common Shares pursuant to the Offer, the Principal Shareholder and the Individual jointly and severally covenant to cooperate with the Purchaser and to use their best efforts establish an alternate arrangement that has the same economic impact for the Principal Shareholder, the Purchaser and the Offeror as if the Escrow Relief had been obtained.

4.   COVENANTS OF THE PURCHASER

     (a) GENERAL - The Purchaser hereby covenants to use, and to cause the Offeror to use, its best efforts to successfully complete the transactions contemplated by this Agreement, including the Offer, including co-operating with the Principal Shareholder in making all requisite regulatory filings, and giving evidence in relation to such filings, and in mailing or otherwise making the Offer to holders of the Common Shares and, except in respect of matters which the Purchaser is required to maintain as confidential, to provide copies of drafts of the Offer to the Principal Shareholder and to inform the Principal Shareholder of all steps taken in respect of applications for such regulatory approvals and to provide copies of all written documents and submissions and responses with respect thereto in connection with regulatory proceedings.

     (b) INDEMNITIES; INSURANCE - The Purchaser covenants and agrees in favour of the Individual (if an officer or director of the Corporation) to comply with the provisions of Section 5.10 of the Acquisition Agreement.

     (c) LIABLE AS OBLIGOR - The Purchaser covenants to cause the performance by the Offeror of all of the obligations hereunder and to be directly liable as principal obligor for any such obligations without the necessity or the requirement of the Principal Shareholder to pursue or exhaust its remedies of recourse against the Offeror.

5.   ACCEPTANCE

     (a) DEPOSIT - Subject to Section 2(a)(i) with respect to only the 1998 Escrowed Shares, the Principal Shareholder hereby irrevocably and unconditionally agrees to deposit the Shareholder Securities owned by it, together with a duly completed and executed letter of transmittal, under the Offer as soon as practicable after the Offer has been made

          (or in respect of the Escrowed Shares, after the Escrow Relief has been granted) and, in any event, on or before the tenth business day after the date of the Offer or the granting of the Escrow Relief, as the case may be. The Principal Shareholder agrees to direct the depository under the Offer to deposit $3,075,000 (the "Escrowed Amount") with the Escrow Agent under the 2000 Escrow Agreement and agrees to cause that amount to be deposited with the Escrow Agent.

     (b) NO-WITHDRAWAL - The Principal Shareholder hereby irrevocably and unconditionally agrees not to withdraw or take any action to withdraw any of the Shareholder Securities deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have unless (i) the Purchaser or Offeror reduces the consideration to be offered pursuant to the Offer; or (ii) this Agreement is terminated in accordance with its terms prior to the taking up of the Shareholder Securities under the Offer.

6.   TERMINATION BY THE PRINCIPAL SHAREHOLDER AND THE INDIVIDUAL

     (a) TERMINATION - The Principal Shareholder and the Individual may, without prejudice to any other rights, terminate this Agreement by notice to the Purchaser and withdraw any Shareholder Securities deposited under the Offer if:

          (i) the Offer has not been made on or before August 31, 2000, other than by reason of the Principal Shareholder, the Individual or the Corporation having breached its respective obligations under this Agreement or the Acquisition Agreement;

          (ii) the Offer is not on the terms set forth in the Acquisition Agreement;

          (iii)Common Shares deposited under the Offer have not, for any reason whatsoever, been taken up and paid for on or before 75 days after the date of the mailing of the Offer to Shareholders of the Corporation, provided that if the Purchaser is precluded from so taking up and paying as a result of any breach by the Principal Shareholder, the Individual or the Corporation of its respective obligations under this Agreement or the Acquisition Agreement, such 75 day period shall be deemed extended to the 3rd business day following the date upon the Purchaser is no longer so precluded.

          (iv) the Offer has been terminated, withdrawn or otherwise expires; or

          (v) there shall have been a material breach of any covenant, representative or warranty on the part of the Purchaser or the Offeror contained herein or in the Acquisition Agreement.

7.   GENERAL

     (a) LIABILITY - The liability of the Principal Shareholder and the Individual for any matters hereunder shall not exceed the aggregate consideration to be received by the Principal Shareholder under the Offer, provided however that upon the Escrowed Amount having been delivered to the Escrow Agent pursuant to Section 5(a) of this Agreement, the extent of such liability shall be determined with reference to the 2000 Escrow Agreement only, irrespective of when the claim giving rise to the liability was first made, and for greater certainty the Individual shall be released from liability for any breach of Section 2(c). The Individual shall not have any liability for any breach of Section 2(c) in the event the Purchaser does not take up Common Shares pursuant to the Offer.

     (b) SURVIVAL OF REPRESENTATIONS AND WARRANTIES - The representations and warranties shall survive the consummation of the Offer but only for a period of eighteen months after the date of this Agreement. No investigations made by or on behalf of the Purchaser, the Offeror or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Principal Shareholder in or pursuant to this Agreement.

     (c) DISCLOSURE - Neither the Purchaser nor the Offeror, on the one hand, nor the Principal Shareholder on the other hand, shall make any public announcement or statement with respect to this Agreement without the approval of the Principal Shareholder or the Purchaser, as the case may be. Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement. A copy of this Agreement may be provided to the directors of the Corporation.

     (d) ASSIGNMENT - The Purchaser or the Offeror may assign all or any part of its rights under this Agreement to a Subsidiary of the Purchaser or the Offeror, as the case may be, but, if such assignment takes place, the Purchaser shall continue to be liable to the Principal Shareholder for any default in performance by the assignee. This Agreement shall not otherwise be assignable by any party hereto.

     (e)  TIME - Time shall be of the essence of this Agreement.

     (f) CURRENCY - All sums of money referred to in this Agreement shall mean Canadian funds.

     (g) GOVERNING LAW - This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and of Canada applicable therein.

     (h) ENTIRE AGREEMENT - This Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

     (i) AMENDMENTS - This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

     (j) SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS - Each of the parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer, that the Purchaser would not contemplate causing the Offer to be made and the Principal Shareholder would not agree to the deposit of Common Shares under the Offer unless this Agreement was executed and that a breach by a party of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     (k) NOTICES - Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, in the case of:

          (i)   if to the Purchaser or the Offeror:

                Franklin Resources, Inc.
                777 Mariners Island Blvd.
                San Mateo, California
                94404

                Attention:     Martin L. Flanagan
                Telephone No.: (650) 312-2000
                Fax No.:       (650) 312-3528

                with a copy to:

                Les M. Kratter, Esq., Senior Vice President
                Telephone No.: (650) 312-4018
                Fax No.:       (650) 312-2804
                and to:


                Templeton Management Limited
                1 Adelaide Street East
                Suite 2101
                Toronto, Ontario
                M5C 3B8

                Attention:     Donald Reed, President & Chief
                               Executive Officer
                Telephone No.: (416) 957-6000
                Fax No.:       (416) 360-0481

                and to:

                Osler, Hoskin & Harcourt LLP
                P.O. Box 50
                1 First Canadian Place
                Toronto, Ontario
                M5X 1B8

                Attention:     Deborah M. Alexander
                Telephone No.: (416) 862-6573
                Fax No.:       (416) 862-6666

          (ii) if to the Principal Shareholder or the Individual, addressed as follows:

                Kevin W. Wolfe
                2921 Wolfe Street S.W.
                Calgary, Alberta
                T2T 3S1

                Telephone No.: (403) 541-0695
                Fax No. :      (403) 237-2334

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery thereof.

     (l) EXPENSES - Each of the parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

     (m) BUSINESS DAY - A business day for the purpose of this Agreement shall mean a day other than a Saturday, Sunday or other day on which (i) commercial banks in Calgary or Toronto, Canada are authorized or required by law, regulation or executive order to close or (ii) the New York Stock Exchange is not open for trading.

     (n) COUNTERPARTS - This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

     (o) SEVERABILITY - If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

If the terms and conditions of this letter are acceptable to you please so indicate by executing and returning the enclosed copy hereof to the undersigned.

                                       Yours truly,

                                       FRANKLIN RESOURCES, INC.
                                       By:/s/ Leslie M. Kratter
                                       ------------------------------
                                       Name:Leslie M. Kratter
                                       Title:Senior Vice President

The terms and conditions set forth above are agreed to this 26th day of July, 2000.

                                       604478 ALBERTA INC.
                                       By:/s/ Kevin W. Wolfe
                                       ------------------------------
                                       Name: Kevin W. Wolfe


SIGNED, SEALED & DELIVERED
In the presence of:
                                        /s/ Kevin W. Wolfe
-------------------------------        ------------------------------
           Witness                            Kevin W. Wolfe

                                 SCHEDULE "A-1"




PRINCIPAL SHAREHOLDER:         604478 ALBERTA INC.





                                 SCHEDULE "A-2"




INDIVIDUAL:                    KEVIN W. WOLFE





                                 SCHEDULE "A-3"




OTHER SHAREHOLDER(S) OF PRINCIPAL SHAREHOLDERS:     YVONNE WOLFE

                                  SCHEDULE "B"




1998 ESCROWED SHARES:     207,801 Common Shares

                                  SCHEDULE "C"

                                ESCROW AGREEMENT

     ESCROW AGREEMENT, dated _______, 2000 (this "Escrow Agreement"), by and among Franklin Resources, Inc., a Delaware corporation ("FRI"), Templeton Management Limited, an Ontario corporation ("Templeton"), FTI Acquisition Inc., an Alberta corporation ("FTI") and Belmont Capital Management Ltd., an Alberta corporation, 571770 Alberta Ltd., an Alberta corporation, 604478 Alberta Inc., an Alberta corporation (each of the last three corporations being hereinafter referred to as a "Principal Shareholder" and collectively as "Principal Shareholders") and __________ (the "Escrow Agent").

      WHEREAS, FRI, FTI and Bissett & Associates Investment Management Ltd. ("Bissett") have entered into an Acquisition Agreement dated July 26, 2000 (the "Acquisition Agreement"); and

      WHEREAS, each of the Principal Shareholders has agreed to deliver to the Escrow Agent 30% of the aggregate purchase price to be received for shares of Bissett tendered by such Principal Shareholder to be held and applied in accordance with the terms hereof (the "Escrowed Amount"); and

      WHEREAS, the Escrowed Amount is intended to satisfy certain claims that may be made by FRI, Templeton and/or FTI in connection with Acquisition Agreement; and

      WHEREAS, each of the Principal Shareholders will, prior to monies being deposited as set forth herein, direct appropriate persons at Bissett and Templeton as to its desired initial allocation among Bissett mutual funds and mutual funds distributed by Templeton in Canada (together with any successors to such funds, the "Designated Investments") of the Escrowed Amount and to prepare certificates representing such securities to be held in escrow hereunder; and

      WHEREAS, the Escrow Agent is willing to serve as escrow agent and hold the Escrowed Property in accordance with the terms and conditions hereof.

      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms - All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

2. Deposit - Each of the Principal Shareholders agrees to direct the depository under the Offer to deposit that amount set forth below opposite the name of the Principal Shareholder, all such amounts together constituting the Escrowed Amount (such sum, together with all interest, dividends and other earnings thereon and all investments and reinvestments thereof being herein referred to as the "Escrowed Property"), for deposit with the Escrow Agent and agrees to cause that amount to be deposited with the Escrow Agent.

       Belmont Capital Management Ltd.    $11,962,365
       571770 Alberta Ltd.                $ 9,738,525
       604478 Alberta Inc.                $ 3,075,000
                                          -----------
                                          $24,775,890


3. Investment - Subject to Section 4 below, the Escrow Agent shall reinvest all Escrowed Property only in securities of the Designated Investments, pursuant to such allocations as the Principal Shareholders may designate from time to time. If, and only for so long as, the Escrow Agent is unable to reinvest any Escrowed Property in the Designated Investments, the Escrow Agent shall invest such Escrowed Property (pending its investment in the Designated Investments) in direct obligations of, or obligations guaranteed by, the Government of Canada, or certificates of deposit or interest bearing accounts of any bank or trust company incorporated under the laws of Canada. The Escrow Agent shall promptly notify the Principal Shareholders in writing if it is unable to invest or reinvest any Escrowed Property in the Designated Investments, and shall provide the Principal Shareholders an explanation of such inability.

4. Restriction on Investment - Investment of the Escrowed Property during the term of this Escrow Agreement shall be restricted to investments in Bissett mutual funds and mutual funds distributed in Canada by Templeton, excluding money market, t-bill or similar funds; provided that no new investment allocation or withdrawal at any given time during the term of this Escrow Agreement shall cause the then aggregate market value of the Bissett mutual funds to be less than 40% of the market value of the aggregate account balance of Escrowed Property.

5. Distributions - All distributions made by the funds in respect of the amount of Escrowed Property invested in such funds and remaining in escrow hereunder shall be reinvested by the Escrow Agent.

6. Release - Except as otherwise provided in this Escrow Agreement, no portion of the Escrowed Property shall be released by the Escrow Agent.

7.   Representations,   Warranties   and  Indemnity  -  Each  of  the  Principal
     Shareholders (a) represents and warrants to FRI, FTI and Templeton (collectively, the "Indemnified Parties") that the representations and warranties of Bissett set forth in the Acquisition Agreement are true and correct as of the date of such agreement and as of the date FTI first takes up Shares pursuant to the Offer, in each case with the same effect as if such representations and warranties were repeated fully in this Escrow Agreement; and (b) agrees to defend, indemnify and hold harmless the Indemnified Parties from, against and in respect of any loss, damage, claim, obligation, liability, cost and expense (including legal and other professional fees, on a professional-client basis) suffered or incurred by any of the Indemnified Parties by reason of a breach of any representation or warranty of Bissett or the Principal Shareholder in the Acquisition Agreement or in this Escrow Agreement; provided however that: (c) notwithstanding anything contained in this Escrow Agreement, the Principal Shareholders shall not be liable for any amount pursuant to this Section (and for greater certainty no amount shall be added pursuant to Section

     10(a)(i)(A) hereof) unless the sum of: (A) the aggregate of all amounts claimed under Claim Notices delivered in accordance with this Section 7 not released and delivered to Templeton in accordance with Section 8 hereof; and (B) the aggregate of all amounts released and delivered to Templeton in accordance with Section 8 hereof, exceed $750,000.

8. Release to Templeton - The Escrow Agent shall release from escrow hereunder and deliver a portion of the Escrowed Property, by transfer of certificates or other instruments of title evidencing the same, duly endorsed, to Templeton (or to such other person or entity as Templeton shall designate to the Escrow Agent in writing) only:

     (a) on the receipt by the Escrow Agent of an original release document executed by or on behalf of Templeton and the Principal Shareholders, the Escrow Agent shall release and deliver the amount of the Escrowed Property therein specified; or

     (b) on the receipt by the Escrow Agent of a certified copy of a final arbitration award issued in respect of one or more claims as contemplated by Section 11 hereof determining an amount to be payable pursuant to Section 7 hereof, the Escrow Agent shall release and deliver the amount of the Escrowed Property therein specified.

9. Claims - Templeton shall be entitled to deliver to the Escrow Agent and the Principal Shareholders, at any time prior to the 18 month anniversary of the date of this Escrow Agreement (the "Claims Bar Date"), a notice substantially in the form attached hereto as Schedule "A" (a "Claim
     Notice") thereby (i) demanding payment from the Escrowed Property of an amount equal to a claim under Section 7 hereof; and (ii) notifying the Escrow Agent and the Principal Shareholders of the existence of a claim, or circumstances that could give rise thereto, under Section 7 hereof against the Escrowed Property. Every Claim Notice shall include Templeton's reasonable, good faith estimate of the amount of each claim. Templeton may, by further Claim Notice but prior to the Claims Bar Date, file a further Claim Notice notifying the Escrow Agent and the Principal Shareholders of any material increase or decrease in Templeton's reasonable, good faith estimate of the amount of any claim previously identified in a Claim Notice.

10.  Release to Principal Shareholders -
     (a) The Escrow Agent shall release from escrow hereunder and deliver a portion of the Escrowed Property, by transfer of certificates or other instruments of title evidencing the same, duly endorsed, to the Principal Shareholders (or to such other person or entity as the Principal Shareholders shall designate in writing to the Escrow Agent) only:

          (i) In respect of each of the four anniversaries of the date of this Escrow Agreement set forth below (each, an "Anniversary Date"), when the Principal Shareholders request, not earlier than 30 days preceding such Anniversary Date, the Escrow Agent to release the amount of Escrowed Property in excess of the sum of: (A) the aggregate of all amounts claimed under Claim Notices delivered in accordance with Section 7 hereof not released and delivered to Templeton in accordance with Section 8 hereof; (B) the aggregate of all amounts determined by a final arbitration award issued in respect of claims made by such Claim Notices but not yet released and delivered to Templeton in accordance with Section 8(b) hereof; and (C) the Determination Amount (as hereinafter defined) for such Anniversary Date as set forth below, the Escrow Agent shall release and deliver such excess; PROVIDED, HOWEVER, that in no event shall the Escrow Agent release Escrowed Property in an amount such that the amount of Escrowed Property invested in the Bissett mutual funds and remaining in escrow hereunder thereafter would be less than 40% of the market value of the aggregate account balance of Escrowed Property:

            ANNIVERSARY DATE     DETERMINATION AMOUNT
            18 month Anniversary Sixty Percent (60%) of the Escrowed Amount
            Second Anniversary   Eighty Percent (80%) of Determination Amount
                                 in respect of the 18 month Anniversary
            Third Anniversary    Sixty Percent (60%) of Determination Amount
                                 in respect of the Second Anniversary
            Fourth Anniversary   Forty Percent (40%) of Determination Amount
                                 in respect of the Third Anniversary

           For purposes of this Section 10, the term "Determination Amount" shall be calculated, as to any Anniversary Date, on the basis of the account balance of Escrowed Property as of the close of business on the date that was six (6) Business Days immediately preceding such Anniversary Date (determined in accordance with Section 10(b) below).

          (ii) On the earlier to occur of (x) the fifth anniversary of the date of this Escrow Agreement (the "Payout Date") or (y) in the case of death or permanent disability, as such terms are defined in Templeton's benefit plans (each a "Disabling Event") of a person hereafter named, the later of (A) such Disabling Event and (B) the 18 month anniversary of the date of this Escrow Agreement, the Escrow Agent shall, in the case of (x) above, release the entire balance of the Escrowed Property then remaining in escrow hereunder in excess of the sum of the amounts described in Sections 10(a)(i)(A) and (B) above to the Principal Shareholders (or to such other person as any Principal Shareholder may designate in writing to the Escrow Agent in lieu of that Principal Shareholder) and release thereafter, as any of such amount described in Sections 10(a)(i)(A) and (B) ceases to be an amount as so described, such amount (less any portion thereof released and delivered to Templeton in accordance with Section 8) and, in the case of (y) above, release the proportion of the amount determined in respect of (x) above set forth opposite the name of the person suffering the Disabling Event to the Principal Shareholder listed opposite such person's name:

                 NAME OF PERSON      PRINCIPAL SHAREHOLDER            PROPORTION

                 Kevin W. Wolfe      604478 Alberta Inc.                .1241125
                 David A. Bissett    Belmont Capital Management Ltd.    .4828228
                 Nancy J. Grant      571770 Alberta Ltd.                .1311873
                 Fred E. Pynn        571770 Alberta Ltd.                .1241125
                 Michael A. Quinn    571770 Alberta Ltd.                .1377649
                                                                        --------
                                                                        1.000000

     (b) Not less than four (4) Business Days prior to each Anniversary Date and the Payout Date, Templeton shall deliver to the Principal Shareholder and the Escrow Agent a certificate signed by an authorized officer of Templeton (signing in such capacity) certifying the total amount of Escrowed Property, including the amount of the Escrowed Property invested in the Designated Investments, as of the close of business on the date that is six (6) Business Days immediately preceding such Anniversary Date or the Payout Date, as the case may be. If, within two (2) Business Days preceding any such Anniversary Date, the Principal Shareholders shall notify Templeton and the Escrow Agent in writing that it disputes the amounts set forth in such certificate, then the Principal Shareholders and Templeton shall use their best efforts to resolve such dispute and, pending any such resolution, the Escrow Agent shall not release any Escrowed Property. If such dispute is not resolved within ten (10) days after the Principal Shareholders notify Templeton and the Escrow Agent thereof, then such dispute shall be referred to arbitration pursuant to Section 11 hereof, and the Escrow Agent shall promptly release the Escrowed Property based on such arbitrators' determination provided that the Principal Shareholders and Templeton shall each bear one-half of the fees and expenses of the arbitration.

     (c) If any Anniversary Date, the Claims Bar Date, the Payout Date or the date on which a Disabling Event occurs is not a Business Day, then the escrow release otherwise to have been made on such day shall be made on the next succeeding Business Day.

11. Disputes - Any disputes between the Principal Shareholders and FRI, FTI and Templeton in respect of this Escrow Agreement (including without limitation,  as to the  validity  of any claim made  pursuant  to Section 7 hereof or the amount in respect of any claim made pursuant to Section 7 hereof payable pursuant thereto) will be referred to final and binding arbitration in accordance with the provisions of the Alberta ARBITRATION ACT. Subject to the Alberta ARBITRATION ACT, the parties hereto agree that the dispute will be heard by a panel of three arbitrators. The Principal Shareholders, on one hand, and FRI, FTI and Templeton, on the other hand, shall each appoint one arbitrator, and the two arbitrators will collectively appoint a third arbitrator. Only arbitrators who work and live outside of Calgary and Toronto will be eligible for appointment, either by the parties hereto themselves or by their respective nominees. The arbitrators will have the ability (except where otherwise specified in this Escrow Agreement) to determine the allocation of costs associated with the arbitration and to include an award of interest on any amounts payable by any party to the other under this Agreement. All disputes under this Escrow Agreement shall be kept confidential by the parties hereto.

12. Reliance - The Escrow Agent shall be entitled to rely upon, and shall be fully protected (and indemnified pursuant to Section 18 hereof) from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to, any instruction, order, judgment, certification, affidavit, demand, notice, opinion, instrument or other writing delivered to it hereunder (including, without limitation, as to the Principal Shareholder's allocation of Designated Investments) without being required to determine the authenticity of such document, the correctness of any fact stated therein, the property of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document.

13. Duties of Escrow Agent - The duties of the Escrow Agent are only as herein specifically provided, and are purely ministerial in nature, and the Escrow Agent shall be required to act in respect of the Escrowed Property only as provided in this Escrow Agreement. Subject to applicable laws and rules of professional conduct, this Escrow Agreement sets forth all the obligations of the Escrow Agent with respect to any and all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be implied from the terms of this Escrow Agreement or any other agreement. The Escrow Agent shall incur no liability in connection with the discharge of its obligations under this Escrow Agreement or otherwise in connection therewith, except such liability as may arise from the wilful misconduct or gross negligence of the Escrow Agent. In furtherance of and without limiting the generality of the foregoing, the Escrow Agent shall incur no liability whatsoever in respect of the investment return achieved on the Escrowed Property to the extent the same is invested and reinvested in accordance with the provisions of Section 3 hereof.

14. Consultation - The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of such counsel.

15.  Binding   Amendments  -  The  Escrow  Agent  shall  not  be  bound  by  any modification, cancellation or rescission of this Escrow Agreement unless in writing and signed by the Escrow Agent.

16. Taxes - Each of the Principal Shareholders shall pay all income, withholding and any other taxes imposed on or measured by income which are attributable to income from such Principal Shareholder's portion of the Escrowed Property for the time it is held in escrow hereunder, and shall file all tax and information returns applicable thereto.

17. Escrow Agent Protection - The Escrow Agent is acting as a stakeholder only with respect to the Escrowed Property. If any dispute arises as to whether the Escrow Agent is obligated to deliver the Escrowed Property or as to whom the Escrowed Property is to be delivered or the amount thereof, the Escrow Agent shall not be required to make any delivery, but in such event the Escrow Agent may hold the Escrowed Property until receipt by the Escrow Agent of instructions in writing, signed by all parties which have, or claim to have, an interest in the Escrowed Property, directing the disposition of the Escrowed Property, or in the absence of such authorization, the Escrow Agent may hold the Escrowed Property until receipt of a certified copy of a final arbitration award providing for the disposition of the Escrowed Property. The Escrow Agent may require, as a condition to the disposition of the Escrowed Property pursuant to written instructions, indemnification and/or opinions of counsel, in form and substance satisfactory to the Escrow Agent, from each party providing such instructions. If such written instructions, indemnification and opinions are not received, or proceedings for such determination are not commenced, within thirty (30) days after receipt by the Escrow Agent of notice of any such dispute and diligently continued, or if the Escrow Agent is uncertain as to which party or parties are entitled to the Escrowed Property, the Escrow Agent may either (i) hold the Escrowed Property until receipt of (A) such written instructions and indemnification or (B) a certified copy of a final arbitration award providing for the disposition of the Escrowed Property, or (ii) deposit the Escrowed Property in the registry of a court of competent jurisdiction; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Escrow Agent may, but shall not be required to, institute legal proceedings of any kind.

18. Fees and Reimbursement - The Principal Shareholders, jointly and severally, on the one hand, and Templeton, on the other hand, each agree to pay the fees of the Escrow Agent, as to the first $5,000 per year by Templeton and, as to any excess, by each thereof as to one half thereof. The Principal Shareholders, jointly and severally, and Templeton, on the other hand, agree to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, one-half of any and all loss, liability, damage, or expense (including, without limitation, reasonable attorneys' fees and expenses) that the Escrow Agent may suffer or incur in connection with the entering into of this Escrow Agreement and performance of its obligations under this Escrow Agreement or otherwise in connection therewith, except to the extent such loss, liability, damage or expense arises from the wilful misconduct or gross negligence of the Escrow Agent. Without in any way limiting the foregoing, the Escrow Agent shall be reimbursed by the Principal Shareholders, on the one hand, and Templeton, one the other hand, each for one-half of the cost of all legal fees, costs and disbursements incurred by it in acting as the Escrow Agent hereunder (which may include fees and costs of legal services provided to the Escrow Agreement), based on the normal hourly rates in effect at the time services are rendered. The Escrow Agent shall have the right at any time and from time to time charge, and reimburse itself from, the Escrowed Property for all amounts to which it is entitled pursuant to this Escrow Agreement.

19. Escrow Agent Resignation - The Escrow Agent and any successor escrow agent may at any time resign by delivering the Escrowed Property to either (i) any successor escrow agent designated in writing by all the parties hereto (other than the Escrow Agent), or (ii) any court having competent jurisdiction. Upon its resignation and delivery of the Escrowed Property as set forth in this Section 19, the Escrow Agent shall be discharged of, and from, any and all further obligations arising in connection with the escrow contemplated by this Escrow Agreement.

20. Enurement - This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors. Nothing in this Escrow Agreement, express or implied, shall give to anyone, other than the parties hereto and their respective successors any benefit, or any legal or equitable right, remedy or claim, under or in respect of this Escrow Agreement or the escrow contemplated hereby.

21. Notices - Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivering or sending it by facsimile or other similar electronic form of communication addressed:

          (i)   If to the Principal Shareholders, to:

                Belmont Capital Management Ltd.

                Attention:____________________
                Telecopy: ____________________

                - and -

                571770 Alberta Ltd.

                Attention:____________________
                Telecopy: ____________________

                - and -

                604478 Alberta Ltd.

                Attention:o
                Telecopy: o

          (ii)  If to the Escrow Agent, to:
                ___________________________
                Attention:_________________
                Telecopy: _________________

          (iii) If to FRI, FTI or Templeton, to:

                1 Adelaide Street East
                Suite 2101
                Toronto, Ontario
                M5C 3B8

                Attention:     Donald Reed,President & Chief
                               Executive Officer
                Telephone No.: (416) 957-6000
                Fax No.:       (416) 360-0481
                and:

                Osler, Hoskin & Harcourt LLP
                P.O. Box 50
                1 First Canadian Place
                Toronto, Ontario
                M5X 1B8

                Attention:     Deborah M. Alexander
                Telephone No.: (416) 862-6573
                Fax No.:       (416) 862-6666

22.  Time - Time shall be of the essence of this Escrow Agreement.

23. Currency - All sums of money referred to in this Escrow Agreement shall mean Canadian funds.

24. Governing Law - This Escrow Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and of Canada applicable therein.

25. Entire Agreement - This Escrow Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

26. Amendments - This Escrow Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

27. Counterparts - This Escrow Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

28. Severability - If any term or other provision of this Escrow Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Escrow Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

29. Interpretation - All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto taken within context may require.

30. Survival - The rights of the Escrow Agent contained in this Escrow Agreement, including without limitation the right to indemnification, shall survive the resignation of the Escrow Agent and the termination of the escrow contemplated hereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the day and year first written above.


                                       FRANKLIN RESOURCES, INC.
                                       By:
                                       ------------------------------
                                       Name:
                                       Title:


                                       TEMPLETON MANAGEMENT LIMITED
                                       By:
                                       ------------------------------
                                       Name:
                                       Title:


                                       FTI ACQUISITION INC.
                                       By:
                                       ------------------------------
                                       Name:
                                       Title:


                                       BELMONT CAPITAL MANAGEMENT LTD.
                                       By:
                                       ------------------------------
                                       Name: David A. Bissett
                                       Title:     President


                                       571770 ALBERTA LTD.
                                       By:
                                       ------------------------------
                                       Name:
                                       Title:

                                       604478 ALBERTA LTD.
                                       By:
                                       ------------------------------
                                       Name: Kevin W. Wolfe
                                       Title:     President

                                       _______________ [ESCROW AGENT]
                                       By:
                                       ------------------------------
                                       Name:
                                       Title:

                                  SCHEDULE "A"

                                  CLAIMS NOTICE



[Name and Address of Escrow Agent]



[Name and Address of Principal Shareholders]





      RE:  ESCROW AGREEMENT,  DATED _______________ 2000, (THE
      "ESCROW  AGREEMENT"),  BY AND AMONG FRI FTI,  TEMPLETON,
      THE PRINCIPAL SHAREHOLDERS AND _____________________________ ,
      AS ESCROW AGENT



      All capitalized terms used but not defined in this Notice have the meanings given them in the Escrow Agreement.

      Pursuant to Section 9 of the Escrow Agreement, (on its own behalf and on behalf of FRI and FRI) hereby claim entitlement to indemnification under Section 7 of the same agreement in respect of the following circumstances: [SUMMARY OF FACTS AS THEN KNOWN WHICH FORM BASIS FOR THE CLAIM]

      Templeton's reasonable good faith estimate of the amount of the claim(s) which are the subject of such demand for indemnification is $_______________ and demands payment from the Escrowed Property of the amount of such claim(s).



                                    TEMPLETON MANAGEMENT LIMITED

                                    By:

                                    Name:
                                    Title: